EXHIBIT 99.2

NEWS RELEASE	Contact: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI Corporation Prices $6 Million Public Offering of Common Stock and Warrants

Vienna, VA, October 21, 2014 - CEL-SCI Corporation(NYSE MKT: CVM), a late-stage oncology company, today announced that it has priced a "best efforts" underwritten public offering of common stock and warrants at a combined price of $0.76 for aggregate gross proceeds of $6 million, prior to deducting underwriting commissions and offering expenses and excluding the exercise of any warrants.  For every four shares sold, we will issue to investors in this offering one warrant to purchase a share of common stock.  The warrants are immediately exercisable, expire October 11, 2018, have an exercise price of $1.25 and trade on the NYSE MKT under the symbol "CVM WS".  The offering is expected to close on or about October 24, 2014, subject to the satisfaction of customary closing conditions.

CEL-SCI intends to use the net proceeds of the offering for its Phase III clinical trial, other research and development, and general and administrative expenses.

Laidlaw & Company (UK) Ltd. is acting as the sole book-running manager and underwriter for the proposed offering.

A shelf registration statement and accompanying base prospectus on Form S-3 relating to the securities was filed with the Securities and Exchange Commission and is effective.  A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC's web site at http://www.sec.gov.  Copies of the final prospectus supplement relating to the offering, when available, may be obtained from the offices of Laidlaw & Company (UK) Ltd., 546 Fifth Avenue, 5th Floor, New York, NY, 10036, telephone: 212-953-4900, or from the above-mentioned SEC website.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About CEL-SCI Corporation

CEL-SCI Corporation is dedicated to research and development directed at improving the treatment of cancer and other diseases by utilizing the immune system, the body's natural defense system.

Safe Harbor Statement

When used in this release, the words "intends," "believes," "anticipated" and "expects" and similar expressions are intended to identify forward-looking statements.  Forward-looking statements include, without limitation, the company's ability to complete the proposed public offering of its common stock and warrants described above. These forward-looking statements are based on our current expectations and actual results could differ materially. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected, including the risk factors set forth in CEL-SCI's Form 10-K for the year ended September 30, 2013 and other periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events except as required by law.